Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Molly Schlax	Date	May 31, 2016
Telephone	+1 312 729 3661	Email	molly.schlax@fleishman.com

JLL Income Property Trust
Acquires Premier Birmingham Apartments
Chicago (May 31, 2016) - JLL Income Property Trust has acquired Lane Parke Apartments, a 276-unit apartment complex that is 97 percent leased. The apartments are located in the Birmingham suburb of Mountain Brook, Alabama, one of the most affluent neighborhoods in the country. The purchase price was approximately $73.3 million with an estimated capitalization rate based on purchase price of 5.3 percent.
Mountain Brook is in one of the top 5% wealthiest zip codes in the United States, and has been referred to as one of the nation’s ‘Super ZIPs’ by the Washington Post, achieving the highest score possible based on income and education. The area features schools that have been rated #1 in Alabama, and a high school that was rated in the top 100 nationally by Newsweek. Historically, LaSalle Investment Management has found that properties located in areas featuring a combination of top incomes and school districts have outperformed the broader apartment market. These communities tend to have restrictive apartment development policies creating strong barriers to entry.
“The purchase of Lane Parke furthers our apartment acquisition strategy which is geared toward identifying suburban locations within highly rated school districts with attractive demographics and significant barriers to entry for new apartments,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “This is our sixth property investment in the apartment sector as we continue to expand our portfolio’s exposure to a diverse range of geographic markets and property sectors. The investment brings our aggregate apartment allocation to over $280 million across 1,587 total units.”
Lane Parke Apartments features high-quality finishes catering to the local upscale demographics, as well as amenities such as an outdoor terrace, large fitness center, swimming pool with sundeck and lounge area, business center, clubhouse with a demonstration kitchen, outdoor fireplace and grilling station. The property is part of the larger, 28 acre mixed-use development which boasts over 117,000 square feet of high-end retail, including a gourmet grocery store and wine shop, and a Marriott luxury hotel.
JLL Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.
For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
JLL Income Property Trust, Inc. is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis.
About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $58 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.
Forward Looking Statements
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.